UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Horizon Pharma Public Limited Company

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2019 Annual General Meeting Horizon Pharma plc April 22, 2019

This presentation contains forward-looking statements, including, but not limited to, statements related to Horizon's estimated peak annual net sales of certain medicines and medicine candidates; potential market opportunity for Horizon’s medicines in approved and potential additional indications; potential implications of Horizon’s proxy proposals; and business and other statements that are not historical facts. These forward-looking statements are based on Horizon's current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks that Horizon’s future financial and operating results may differ from its expectations or goals; Horizon’s ability to grow net sales from existing products; the availability of coverage and adequate reimbursement and pricing from government and third-party payers; risks relating to Horizon’s ability to successfully implement its business strategies; risks inherent in developing novel medicine candidates, such as teprotumumab, and existing medicines for new indications; risks related to acquisition integration and achieving projected benefits; risks associated with regulatory approvals; risks in the ability to recruit, train and retain qualified personnel; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight, including any changes in the legal and regulatory environment in which Horizon operates and those risks detailed from time-to-time under the caption "Risk Factors" and elsewhere in Horizon's filings and reports with the U.S. Securities and Exchange Commission. Horizon undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information. Forward-Looking Statements

We Value Your Support at Our 2019 Annual General Meeting Proposal 1: Election of Directors Proposal 2: Appointment of Independent Auditors Proposal 3: “Say-on-Pay” (see slides 18-24) Proposal 4: Open-Market Share Repurchase Authority Proposal 5: Authorized Share Capital Increase Proposal 6: Existing Share-Issuance Allotment Authority Renewal (see slides 4-17) Proposal 7: Renewal of Pre-Emption Opt-Out Authority (see slides 4-17) Requires 75% of votes cast Proposal 8: Adjournment to Solicit Additional Proxies If Proposal 7 Is Not Approved Proposal 9: Change of Company Name Proposal 10: Amended and Restated 2014 Equity Incentive Plan Proposal 11: Amended and Restated 2014 Non-Employee Equity Plan (see slides 25-27) Our 2019 Annual General Meeting is on May 2, 2019. Our Board of Directors recommends that you vote "FOR" each of the nominees in Proposal 1 and "FOR" each of the other proposals. Your vote is important, no matter how many or how few shares you may own. Please help us avoid the expense of further solicitation by voting today. Votes submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, May 1, 2019. While we recognize that our shareholders make their voting decisions independently, and often apply their own internal guidelines, we also understand that the proxy advisory firms’ report are used as research tools by many of our shareholders. This document contains information in response to proxy advisory firm vote recommendations on the following proposals: Share issuance proposals (6 and 7): slides 4-17 Say-on-Pay (Proposal 3): slides 18-24 Amended and Restated 2014 Non-Employee Director Plan (Proposal 11): slides 25-27 Annual General Meeting (May 2) Agenda

Our Share Issuance Proposals (Proposals 6 and 7)

Glass Lewis & Co. has recommended that its clients for “FOR” our share issuance proposals, partially in recognition that our ordinary shares are listed solely on the Nasdaq Global Select Market (Nasdaq), which provides its own separate restrictions on share issuances for the protection of shareholders. Institutional Shareholder Services (ISS) has recommended voting against our share issuance proposals on the basis that they “exceed Irish market limits, in terms of size and duration.” ISS did indicate in its analysis of the proposals that “some shareholders may choose to give more weight to the company's argument regarding its exclusive listing on Nasdaq and may be comfortable in supporting these proposals notwithstanding the relatively high limits and long duration.” We disagree with ISS’s vote recommendation on our share issuance proposals and recommend voting “FOR” Proposals 6 and 7 for the reasons set forth on the following pages. Our Share Issuance Proposals (Proposals 6 and 7): Proxy Advisory Firm Recommendations

We are an Irish public limited company. As a matter of Irish law, directors of an Irish public limited company must obtain shareholder authorization to allot and issue any of our ordinary shares (other than pursuant to employee equity plans). In addition, unless waived by shareholders, we cannot issue ordinary shares for cash without first subjecting the issuance to preemptive rights. As a matter of Irish law, these authorizations and waivers are required to be renewed at least every five years. There is no limit under Irish law on the amount of shares that these approvals may cover (apart from the Irish-incorporated company’s then-authorized but unissued share capital).  Companies incorporated in the U.S. are not subject to similar share issuance restrictions. Our current share issuance authorities expire on September 19, 2019. Our share issuance proposals (Proposals 6 and 7) ask our shareholders to approve the renewal, for a five-year period, of our Board’s authority to: allot and issue ordinary shares up to our authorized but unissued share capital (Proposal 6), and allot and issue those shares for cash without first being required to offer such shares to all of our shareholders on a pro-rata basis (Proposal 7). What Are Our Share Issuance Proposals?

We disagree with ISS’s recommendations on our share issuance proposals and ask you to consider the following: ISS has acknowledged a gap in its benchmark policy on share issuance proposals of Irish-incorporated, exclusively U.S.- exchange-listed companies. (See next slide.) ISS applied guidelines based on market practice intended to apply to companies with a listing on an Irish or U.K. exchange, and we are exclusively listed on Nasdaq. Neither Irish law nor U.S. law requires us to limit our share issuance authorities to conform to practices of Irish companies listed on Irish and U.K. exchanges. We will remain subject to all Nasdaq requirements and SEC rules applicable to other U.S. exchange-listed companies. We remain subject to all fiduciary duties under Irish law. The share issuance proposals renew the existing authorities we have had in place since 2014. We believe our board has responsibly used the existing authorities. The share issuance proposals are important to our business strategy and, if Proposals 6 and 7 are approved, will enable us to compete on equal footing with our U.S.-incorporated and exchange-listed peer companies. Why We Disagree with ISS’s Recommendation

In its draft policy updates for 2017, ISS considered adopting a new policy to address share issuance authorities proposals submitted by companies listed solely in the U.S. and incorporated in countries that require shareholder approval to issue new shares. ISS explained that “[i]n the absence of a US policy covering such general share issuance authorities, ISS has been applying the policy of the market of incorporation, as that is the market which caused the proposal to appear on the ballot. Those policies are generally based on local listing rules and codes of best practice, which are often considerably more stringent than local corporate laws.” ISS further acknowledged that “the best practice provisions are intended to apply to companies with a listing in that market, and those policies generally do not reflect the rules applicable to companies with a US listing.” Gap in ISS U.S. Benchmark Policy on Share Issuance Proposals

ISS applied a voting policy based on the practice of a market where our shares are not listed and which Is not required by law. Notwithstanding ISS’s express acknowledgement of the gap in its U.S. benchmark policy and without providing any rationale for its decision to continue to analyze our share issuance proposals under its U.K./Ireland voting policy, ISS recommended voting against our share issuance proposals because the proposed amounts and duration “exceed Irish market limits” under ISS’s UK/ Ireland Proxy Voting Guidelines, which are intended to apply to companies with a listing on an Irish or U.K. exchange. We disagree with this inappropriate imposition of ISS guidelines for Irish-listed companies on U.S.-listed companies like Horizon, particularly when ISS itself recognized, in the context of its own draft policy update, that its non-U.S. voting policies on share issuance authorities proposals “are often driven by local listing rules and best practices, which do not generally apply to companies without a listing in that market. Meanwhile, US-listed companies are subject to NYSE or Nasdaq rules on share issuances, which are not reflected in non-US policies.” It is inappropriate for ISS to apply voting guidelines derived from lrish/U.K. market practices to our share issuance proposals simply because we are incorporated in Ireland. Such guidelines are intended to apply to companies listed on an exchange in Ireland or in the U.K. and we are exclusively listed on Nasdaq. Limitations on share issuance authorities derived from Irish or U.K. market practices are not required or mandated by Irish or U.S. laws or regulations. There is no limitation under Irish law on the amount of shares that the share-issuance approvals may cover (apart from the Irish-incorporated company’s then-authorized but unissued share capital).  Application of Misplaced ISS Voting Policy

Operating under our current share issuance authorities, which are consistent with what we are asking our shareholders to approve in Proposals 6 and 7, we have effected our strategy to evolve Horizon to a biopharma company focused on rare and rheumatic disease medicines through acquisitions or similar transactions valued at ~$2.5 billion in the aggregate. Each of these transactions was funded with cash on hand and/or borrowings under credit facilities, senior notes, exchangeable notes or other capital transactions, and we have been disciplined in our use of equity to provide funding for, or to complete, acquisitions or in-licensing of new assets.  We have issued equity or equity-linked securities for capital raising purposes on several occasions over the past five years as part of effecting our strategy, including: a March 2015 private placement of exchangeable senior notes, an April 2015 underwritten public offering of ordinary shares used in part to fund our $1.1 billion acquisition of Hyperion in May 2015 and our $540 million acquisition of Crealta in January 2016; and most recently, an underwritten public offering in March 2019 that we are using to reduce our indebtedness.  These transactions speak to both the vibrancy of our targeted business development efforts and our disciplined use of equity, as well as our commitment to deploy capital wisely to meet strategic goals that are in the best interests of our shareholders.  We Have Demonstrated Our Deliberately Disciplined Use of Equity to Advance Our Growth Strategy

Operating under our current share issuance authorities, which are consistent with what we are asking our shareholders to approve in Proposals 6 and 7, we believe we have made significant progress in executing on our business plans and long-term strategy, while also creating value for our shareholders. Our Board has been deliberately disciplined in authorizing share issuances for capital-raising purposes. We believe our past capital-raising transactions have been well-timed, well-executed and successfully raised critically needed capital to further our business strategy. We believe we have been equally disciplined in managing and deploying our cash resources. Our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to future share issuances. We Believe Our Board Has Responsibly Used Its Current Share Issuance Authorities

Acquisitions and similar transactions are an integral component of our business and growth strategy, and the ability to quickly raise and deploy capital is critical for us. Our management and Board rely heavily on having the flexibility to quickly take advantage of strategic opportunities, including potential acquisitions, financings and other capital opportunities.  If we had not had our current authority, we would not have been able to complete the Hyperion Therapeutics, Inc. (Hyperion) or Crealta Holdings LLC (Crealta) acquisitions or our recent $345 million public equity offering, the proceeds of which were used to reduce our debt. Many of the opportunities like these are highly competitive, with multiple parties often offering comparable or even more favorable economics, and the ability to move quickly is critical to successfully completing many acquisitions.  The Requested Renewal of Our Share Issuance Authorities Are Important to Our Business Strategy

11 Medicines; 6 for Rare Diseases 2 Medicines 2013: Net sales of $74 Million 2018: Net sales of $1.2 Billion Non-Rare Disease Medicines We Have Rapidly Evolved into a Company Focused on Rare Disease Medicines Through Strategic Acquisitions and Transactions

Our Strategic Acquisitions and Transactions Since 2014

2014

September 2014
Acquisition of Vidara Therapeutics Intl.

ACTIMMUNE® (interferon gamma-1b)

2015

May 2015
Acquisition of Hyperion Therapeutics, Inc.

RAVICTI® (glycerol phenylbutyrate) Oral Liquid

2016

January 2016
Acquisition of Crealta Holdings LLC

KRYSTEXXA® pegloticase

2016

October 2016
Acquisition of Raptor Pharmaceutical Corp.

12-HOUR PROCYSBI® (cysteamine bitartrate) delayed-release capsules

2017

May 2017
Acquisition of River Vision Development Corp.

Teprotumumab
Late-stage development candidate for thyroid eye disease

2018

January 2018
- Acquisition of HZN-003 from MedImmune LLC
- Partnered with XL-protein GmbH on PASylated Uricase

HZN-003 and PASylated Uricase
for uncontrolled gout

2019

January 2019
Collaboration with HemoShear Therapeutics LLC

Gout Discovery Collaboration

HORIZON PHARMA

Teprotumumab is an investigational candidate and its safety and efficacy have not been established.

For us, it's personal 14

We believe that the limitations on share amounts and duration ISS guidelines place on share issuance authorities would place us at a competitive disadvantage compared to our U.S.-incorporated and exchange-listed peers. U.S.-listed and incorporated companies are not generally required to – and do not – seek shareholder approval to issue shares if otherwise meeting Nasdaq requirements (which we are subject to), or to waive pre-emptive rights to existing shareholders. It is important that we have the flexibility to quickly take advantage of strategic opportunities, including acquisitions and other capital opportunities, if and when such opportunities arise. We believe the additional restrictions on our ability to deploy capital if the share issuance proposals are not approved would negatively impact our ability to quickly take advantage of such opportunities. The Requested Share Issuance Authorities Enable Us to Compete on Equal Footing with Our U.S.-Incorporated and Exchange-Listed Peers

During our 2018 fall engagement cycle, we solicited the views of institutional investors representing more than 70% of our outstanding shares about the share issuance authorities that we must obtain as a matter of Irish law and had discussions with investors representing 31% of our outstanding shares. The ensuing discussions were productive and informative. The shareholders we spoke with have generally understood that: renewing our share issuance authorities to the maximum extent permitted by Irish law would be both consistent with Irish and U.S. laws and regulations; would allow us to compete on an equal footing with our U.S.-incorporated and exchange-listed peers; and would allow us to continue to execute on our business and growth strategy in a timely and competitive manner. We Conducted Shareholder Outreach to Solicit Viewpoints on Our Share Issuance Authorities

If Proposals 6 and 7 are not approved, our Board’s current share issuance authorities – that have been in place since incorporation as an Irish company – will expire on September 19, 2019. If Proposal 6 is not approved: After September 19, 2019, we will generally not be able to issue shares (other than to employees pursuant to our employee equity compensation plans) without shareholder approval, even if we would not otherwise be required to obtain shareholder approval under Nasdaq rules. If Proposal 7 is not approved: After September 19, 2019, we will generally not be able to issue shares for cash without first offering those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis. The above limitations, in either case, would put us at a distinct disadvantage vis-a-vis many of our peers in effectively and efficiently raising capital, and in competing for acquisitions and similar transactions. Many of the companies with which we compete strategically and for capital are incorporated in the U.S., and are therefore not subject to similar share issuance restrictions. These limitations would make it more difficult and costly for us to complete capital raising transactions in furtherance of our growth strategy, thus potentially limiting our ability to raise the capital necessary to execute on the strategy that we believe is in the best interests of our shareholders. What If Proposals 6 and 7 Are Not Approved?

Say-On-Pay (Proposal 3)

ISS has recommended that its clients for “FOR” our say-on-pay proposal, (Proposal 3) in recognition that “pay and performance are reasonably aligned at this time.” Glass Lewis recommended voting against our say-on-pay proposal even though they assigned us a pay-for-performance grade of “C.” Of note: Under Glass Lewis policy, a C-grade indicates that a company’s percentile rank for pay is appropriately aligned with its percentile rank for performance. We disagree with Glass Lewis’s recommendation on our say-on-pay proposal and recommend voting “FOR” Proposal 3 for the reasons set forth on the following pages. Our Say-On-Pay Proposal (Proposal 3): Proxy Advisory Firm Recommendations

We disagree with Glass Lewis’s recommendation on our say-on-pay proposal and ask you to consider that: 2018 was an exceptional year for Horizon: We generated record net sales of $1.2 billion, up 14% over 2017, and increased our adjusted EBITDA 16% to $451 million.(1) We made tremendous progress executing our strategy to build a robust and differentiated pipeline and maximize the growth of KRYSTEXXA®, our biologic medicine for uncontrolled gout.(2) We generated strong results for our shareholders: Our one-year total shareholder return (TSR) was 34% in a year when the Nasdaq Biotechnology Index (NBI) declined 9%. Our three- and five-year TSR outperformed our peers and NBI as well. Our three-year weighted average NEO compensation is in line with our peers, and our CEO’s three-year weighted average compensation is lower than our peers. We have made several positive changes to our compensation program: We have shifted away from front-loaded awards covering multiple years to regular equity grants, starting in 2018; We have stated that we are no longer continuing our long-term cash incentive program, beginning in 2019; and Our 2019 equity compensation grants were significantly reduced compared to those in 2018 (e.g., ~$5 million less for our CEO). Why We Disagree with Glass Lewis on Its Say-on-Pay Recommendation (1) Adjusted EBITDA is a non-GAAP measure; see reconciliation slides at the end of the presentation for a reconciliation of GAAP to non-GAAP measures. (2) Uncontrolled gout is chronic gout that is refractory (unresponsive) to conventional therapies. For our peer group and their characteristics, see page 44 of our 2019 proxy statement.

Realizable Value of Our CEO’s Compensation Over the past four years, there is a clear and stark difference between the average reported value of our CEO’s pay and his realizable pay value. The chart demonstrates how our pay-for-performance philosophy works in practice. 2018 was a year of excellent performance for Horizon and strong returns for our shareholders, which is reflected in the increase in value of our CEO’s realizable compensation for the year. The chart also reflects how our front-loaded 2015 performance share unit (PSU) awards, intended to serve as equity compensation for a three-year period, did not reach the threshold performance levels and therefore resulted in zero realized value.

Pay-For-Performance Is an Important Component of Our Executive Compensation Philosophy A significant portion – a higher percentage than the majority of our peers – of target total compensation for our CEO and other Named Executive Officers (NEOs) is structured in the form of “at risk” compensation: annual performance-based incentives and performance share units (PSUs). The restricted share unit (RSU) portion of the target total compensation has a time-based vesting component so that the total potential value realized from the RSU portion is dependent on our long-term share price performance.  In addition, we employ a one-year post-issuance holding period on all post-2017 equity grants for executive officers. “NEO 2018 Pay Mix at Target” excludes Timothy Walbert, Horizon Pharma plc chairman, president and CEO

We Employ Strong Corporate Governance Practices in Our Executive Compensation Program

The Elements of Our Executive Compensation Program Are Designed to Align Interests of Our Executive Officers and Shareholders Our program includes short- and long-term performance incentive components and rewards consistent performance that meets or exceeds expectations. Note: Beginning in 2019 we are no longer continuing our long-term cash incentive program

Amended and Restated 2014 Non-Employee Equity Plan (Proposal 11)

ISS and Glass Lewis have recommended that their clients vote “AGAINST” our amended and restated 2014 non-employee equity plan proposal (2014 non-employee equity plan). We disagree with ISS’s and Glass Lewis’s recommendations on our 2014 non-employee equity plan proposal and recommend voting “FOR” Proposal 11 for the reasons set forth on the following page. Our Amended and Restated 2014 Non-Employee Equity Plan (Proposal 11): Proxy Advisory Firm Recommendations

We are seeking approval of the amendment to the 2014 non-employee equity plan to increase shares available under the Non-Employee Plan by 750,000 ordinary shares, a relatively small amount. Additional shares have not been requested for the 2014 non-employee equity plan since its inception in 2014 and currently only 116,163 ordinary shares remain available for grant under the plan. Additional shares are critical to be able to grant awards to attract and retain our non-employee directors and consultants, as well as to provide long-term incentives that align their interest with those of our shareholders. As an Irish-domiciled company traded in the U.S., we consider our director compensation, both in amount and structure, against two peer groups: 15 U.S. traded, similar-sized biopharma companies and 9 Irish-domiciled, U.S.-listed biopharma companies. Our analysis concluded that: Our board compensation philosophy is aligned with our peers; Our mix of cash and equity appropriately balances short- and long-term needs; and Our average director pay was slightly below the 75th percentile of our peers. Of note, in October 2018, the Compensation Committee approved a change to our non-employee director compensation, reducing the value of the annual equity grant from $450,000 to $400,000 and replacing an automatic $600,000 equity grant upon a non-employee director’s first election or appointment to the Board with a pro-rata annual equity grant.(1) Why We Disagree with the Proxy Advisory Firms on Their 2014 Non-Employee Equity Plan Recommendations More information on the revised non-employee director compensation policy is available in the Horizon Pharma plc 2019 Proxy Statement in “Non-Employee Director Compensation” on page. 66.

Our Board Recommends a Vote FOR All Proposals If you require any assistance in voting your shares or have any other questions, please call Alliance Advisors, our proxy solicitor, at +1.855.973.0094. We value your support at our 2019 Annual General Meeting.

Reconciliations of GAAP to Non-GAAP Measures

Note Regarding Use of Non-GAAP Financial Measures EBITDA, or earnings before interest, taxes, depreciation and amortization, and adjusted EBITDA are used and provided by Horizon as non-GAAP financial measures. Horizon provides certain other financial measures such as net debt, which include adjustments to GAAP figures. These non-GAAP measures are intended to provide additional information on Horizon’s performance, operations, expenses, profitability and cash flows. Adjustments to Horizon's GAAP figures as well as EBITDA exclude acquisition and/or divestiture-related expenses, charges related to the discontinuation of ACTIMMUNE development for Friedreich’s ataxia, gain from divestiture, gain from sale of assets, an upfront fee for a license of a patent, litigation settlements, loss on debt extinguishment, costs of debt refinancing, drug manufacturing harmonization costs, restructuring and realignment costs, as well as non-cash items such as share-based compensation, depreciation and amortization, royalty accretion, non-cash interest expense, long-lived asset impairment charges, impacts of contingent royalty liability remeasurements and other non-cash adjustments. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. Horizon maintains an established non-GAAP cost policy that guides the determination of what costs will be excluded in non-GAAP measures. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon's financial and operating performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the Company’s historical and expected future financial results and trends and to facilitate comparisons between periods and with respect to projected information. In addition, these non-GAAP financial measures are among the indicators Horizon's management uses for planning and forecasting purposes and measuring the Company's performance. For example, adjusted EBITDA is used by Horizon as one measure of management performance under certain incentive compensation arrangements. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies.

GAAP to Non-GAAP Reconciliation EBITDA and Adjusted EBITDA – Twelve Months Ended December 31 ($ in thousands)

2019 Annual General Meeting Horizon Pharma plc April 22, 2019